                                 SCHEDULE 14A
                                (RULE 14A-101)

                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             LTC PROPERTIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):


[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11:

     (1)  Title of each class of securities to which the transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:


[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, schedule or registration statement no.:
     (3)  Filing Party:
     (4)  Date Filed:

                              LTC PROPERTIES, INC.

                                 _____________
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 19, 1997


     The 1997 Annual Meeting of Stockholders of LTC Properties, Inc. (the "Company") will be held on Monday, May 19, 1997, at 11:00 a.m., local time, at the Cypress Point Room of the Residence Inn by Marriott at River Ridge, Oxnard, California 93030, for the following purposes:


     (1) To elect a board of six directors for the ensuing year or until the election and qualification of their respective successors;

     (2) To approve a technical amendment to the Company's Articles of Incorporation as required by the New York Stock Exchange;

     (3) To transact such other business as may properly come before the meeting.

     Only stockholders whose names appear of record on the books of the Company at the close of business on MARCH 31, 1997 ARE ENTITLED TO NOTICE OF, AND TO VOTE AT, SUCH ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage-paid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy.


                                 By Order of the Board of Directors


                                 James J. Pieczynski
                                 Corporate Secretary
Oxnard, California
April 15, 1997


IMPORTANT:  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE
=========   AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED
            STAMPED ENVELOPE.

                              LTC PROPERTIES, INC.

                                ________________


                                PROXY STATEMENT

SOLICITATION

     This proxy statement is furnished to the stockholders of LTC Properties, Inc., a Maryland corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 19, 1997 at 11:00 a.m., local time, and at any and all adjournments thereof (the "Annual Meeting"). The approximate date on which this proxy statement and the form of proxy solicited on behalf of the Board of Directors will be sent to the Company's stockholders is April 15, 1997.

VOTING RIGHTS

     On March 31, 1997, the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, the Company had 22,766,486 shares of common stock, par value $0.01 per share (the "Shares" or the "Common Stock"), outstanding. Each such Share is entitled to one vote on all matters properly brought before the Annual Meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will count toward the presence of a quorum for the transaction of business. Depending upon the proposal at issue, an abstention or a broker non-vote will be deemed either a vote against a proposal or will be deemed to have no effect. The effect of an abstention or broker non-vote is stated at the conclusion of each of proposals 1 and 2 under the heading "Required Vote and Recommendations."

VOTING OF PROXIES

     Shares of Common Stock represented by all properly executed proxies received in time for the Annual Meeting will be voted in accordance with the choices specified in the proxy. Unless contrary instructions are indicated on the proxy, the Shares will be voted FOR the election of the nominees named in this Proxy Statement as Directors and FOR the approval of the technical amendment to the Company's Articles of Incorporation.

     The management and Board of Directors of the Company know of no matters to be brought before the Annual Meeting other than as set forth herein; no stockholder proposals were received by the Company on or before December 15, 1996, the deadline for inclusion of such proposals in this Proxy Statement. Other business may properly come before the Annual Meeting, and in that event, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

REVOCABILITY OF PROXY

     The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to the Secretary of the Company that the proxy is revoked, by presenting to the Company a later-dated proxy executed by the person executing the prior proxy, or by attending the Annual Meeting and voting in person.

     The principal executive offices of the Company are located at 300 Esplanade Drive, Suite 1860, Oxnard, California, 93030.

                                   PROPOSAL 1
                                   ----------

                             ELECTION OF DIRECTORS


     At the Annual Meeting, six directors will be elected to hold office until the 1998 Annual Meeting of Stockholders and, in each case, until their respective successors have been duly elected and qualified.

     The nominees for election as directors at the Annual Meeting are Andre C. Dimitriadis, William McBride III, Neal M. Elliott, Edmund C. King, Wendy L. Simpson and Sam Yellen, each of whom is presently serving as a director of the Company. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of the nominees named above to hold office as directors until the 1998 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

     If any nominee becomes unavailable to serve as a director for any reason (which event is not anticipated), the Shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following information concerning the directors and executive officers of the Company is given as of March 1, 1997.

     With the exception of Mr. McBride, Mr. Pieczynski and Ms. Wendy L. Simpson, who were elected to the positions shown in July 1992, May 1994 and November 1995, respectively, all directors and officers have served in the capacities indicated since the Company's incorporation in May 1992.

NAME                            AGE   POSITION
----                            ---   --------
Andre C. Dimitriadis             56   Chairman, Chief Executive Officer and
                                      Director
William McBride III              36   President, Chief Operating Officer and
                                      Director
James J. Pieczynski              34   Senior Vice President and Chief Financial
                                      Officer
Neal M. Elliott                  56   Director
Edmund C. King                   61   Director
Wendy L. Simpson                 47   Director
Sam Yellen                       66   Director

     Mr. Dimitriadis co-founded the Company and was employed by Beverly Enterprises, Inc., an owner/operator of long-term care facilities, retirement living facilities and pharmacies, from October 1989 to May 1992, where he served as Executive Vice President and Chief Financial Officer. Prior to that, he was employed by American Medical International, Inc., an owner/operator of hospitals, from 1985 to 1989, where he served as Executive Vice President - Finance, Chief Financial Officer and director. Mr. Dimitriadis serves as the chairman of the board of Health Management, Inc., and is a member of the board of directors of Assisted Living Concepts, Inc. and Magellan Health Services.

     Mr. McBride co-founded the Company and was employed by Beverly Enterprises, Inc., an owner/operator of long-term care facilities, retirement living facilities and pharmacies, from April 1988 to July 1992, where he served as Vice President, Controller and Chief Accounting Officer. Mr. McBride serves as the chairman of the board of Assisted Living Concepts, Inc. and a member of the board of directors of Malan Realty Investors, Inc.

     Mr. Pieczynski has served as Senior Vice President and Chief Financial Officer of the Company since May 1994. He joined the Company in December 1993 as Vice President and Treasurer. Prior to that, he was employed by American

Medical International, Inc., an owner/operator of hospitals, from May 1990 to December 1993, where he served as Assistant Controller and Director of Development.

     Mr. Elliott has been Chairman, President, Chief Executive Officer and a director of Horizon/CMS Healthcare Corporation, an operator of long-term care facilities, since 1986. From 1984 to 1986, Mr. Elliott was President of National Medical Enterprises' long-term care subsidiary, Hillhaven Corporation. Mr. Elliott serves as a member of the board of directors of Frontier Natural Gas Corporation.

     Mr. King is a general partner of Trouver Capital Partners, an investment banking firm located in Los Angeles, California. Prior to joining Trouver as of January 1, 1992, Mr. King was a partner in Ernst & Young LLP, an international accounting and consulting firm, from 1973 through September 30, 1991. While at Ernst & Young, Mr. King was its Southern California senior health care partner and prior to that directed the Southern California health care practice for Arthur Young & Company, one of the predecessors of Ernst & Young.

     Ms. Simpson has served as Executive Vice President, Chief Operating Officer and Chief Financial Officer since August 1996 and Chief Financial Officer and director of Transitional Hospitals Corporation, formerly Community Psychiatric Centers (CPC), a healthcare organization, since December 1994. Prior to that, Ms. Simpson served as Senior Vice President and Chief Financial Officer from July 1994 to December 1994 of Transitional Hospitals Corporation, which was a wholly-owned subsidiary of CPC. From 1992 to July 1994, Ms. Simpson served as Chief Financial Officer of Weisman Taylor Simpson & Sabatino, a management consulting firm. Prior to her association with Weisman Taylor Simpson & Sabatino, Ms. Simpson was affiliated with American Medical International, Inc. from 1984 to 1991.

     Mr. Yellen has been self-employed as a consultant since his retirement from KPMG Peat Marwick LLP, an international accounting firm, in December 1990. He served KPMG Peat Marwick LLP and its predecessors as a partner since 1968. Currently, he serves as a member of the board of directors of Beverly Funding Corporation, Del Webb Corporation, Downey Savings and Loan Association, and E*Capital Corporation (formerly Wedbush Corporation.)

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     During 1996, the Board of Directors met 6 times and each of the incumbent directors attended more than 75% of the total number of meetings of the Board of Directors and of the committees on which the director served.

     The Board of Directors has an Audit Committee and a Compensation and Option Committee. There is no standing Nominating Committee.

     The Audit Committee is comprised of Mr. Yellen, Chairman, Ms. Simpson and Messrs. Elliott and King. The Audit Committee held 3 meetings during fiscal 1996. The Audit Committee is authorized to select and recommend to the Board of Directors the independent auditors to serve the Company for the ensuing year, review with the independent accountants the scope and results of the audit, review management's evaluation of the Company's system of internal controls, and review non-audit professional services provided by the independent accountants and the range of audit and non-audit fees. To ensure independence of the audit, the Audit Committee consults separately and jointly with the independent accountants and management.

     The Compensation and Option Committee is comprised of Mr. Elliott, Chairman, Ms. Simpson and Messrs. King and Yellen. The Compensation and Option Committee held 1 meeting during 1996. The Compensation and Option Committee reviews and approves the compensation of the Company's executive officers and determines the general compensation policy for the Company. The Compensation and Option Committee also is responsible for the administration of the Company's Amended and Restated 1992 Stock Option Plan and is authorized to determine the options and restricted stock to be granted under the plan and the terms and provisions of such options.

     Each Director, other than Mr. Dimitriadis and Mr. McBride, receives a fee of $10,000 per year for services as a director plus $500 for attendance in person at each meeting of the Board of Directors or of any committee meeting held on a day on which the Board of Directors does not meet. In addition, the Company reimburses the directors for travel expenses incurred in connection with their duties as directors of the Company.

     Directors participate in the Company's Amended and Restated 1992 Stock Option Plan in which nonqualified stock options or restricted shares may be granted from time to time by the Compensation and Option Committee. During 1996, the Company granted each of the non-employee directors, except Ms. Simpson who received 9,000 restricted shares, 5,000 restricted shares. There were no grants of stock options to the directors during the fiscal year ended December 31, 1996. In addition, directors are eligible to participate in the Company's Amended Deferred Compensation Plan whereby non-employee directors are entitled to receive annual deferred compensation from the Company equal to a minimum of $10,000 per year. In 1996, the Company contributed $10,000 to the deferred compensation account for the benefit of each of non-employee directors.

     Executive officers of the Company are elected or appointed by the Board of Directors and hold office until their successors are elected, or until the earliest of their death, resignation or removal.

REQUIRED VOTE AND RECOMMENDATIONS

     The affirmative vote of a plurality of all the votes cast at a meeting at which a quorum is present is necessary for the election of directors as set forth in this Proposal 1. For purposes of this Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum for Proposal 1. Properly executed and unrevoked proxies will be voted FOR the nominees set forth in Proposal 1 unless contrary instructions or an abstention are indicated in the proxy.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES

                            SET FORTH IN PROPOSAL 1.

                PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

     The following table sets forth information as of April 1, 1997 with respect to the beneficial ownership of the Common Stock of the Company by (1) each person who is known by the Company to own beneficially more than 5% of its Shares based on copies received by the Company of the most recent Schedule 13D or 13G filings with the Securities and Exchange Commission pursuant to rules and regulations promulgated under the Exchange Act, (2) each director of the Company, (3) the Chief Executive Officer and other most highly compensated executive officers for the fiscal year ended December 31, 1996 and (4) the Company's directors and executive officers as a group.

                                                     SHARES BENEFICIALLY OWNED
                                       --------------------------------------------------
 NAME AND ADDRESS OF BENEFICIAL OWNER      COMMON STOCK (1)(2)(3)     PERCENT OF CLASS (3)
-----------------------------------------------------------------------------------------
FMR CORPORATION                                        2,469,019(4)                  10.8%
     82 Devonshire Street
     Boston,  MA   02109

THE TCW GROUP, INC.                                    1,734,659(5)                   7.1
     865 South Figueroa Street
      Los Angeles, CA  90017

WADDELL & REED, INC.                                   1,509,437(6)                   6.4
     6300 Lamar Avenue
     Shawnee Mission, KS  66201

ANDRE C. DIMITRIADIS                                     506,358                      2.3
WILLIAM MCBRIDE III                                      268,661                      1.2
JAMES J. PIECZYNSKI                                       69,260                        *
NEAL M. ELLIOTT                                           52,521                        *
EDMUND C. KING                                            50,421(7)                     *
WENDY L. SIMPSON                                          20,341(8)                     *
SAM YELLEN                                                49,521                        *

All directors and executive officers
    as a group (7 persons)                             1,017,083                      4.5

------------------
*    Less than 1%
(1) Except as otherwise noted below, all Shares are owned beneficially by the individual or entity listed with sole voting and/or investment power.

(2) Includes options to acquire shares of Common Stock exercisable at April 1, 1997, or exercisable within 60 days of April 1, 1997, as follows: Mr. Dimitriadis - 100,000, Mr. Elliott - 5,000; Mr. King -5,000; Mr. McBride - 50,000, Mr. Pieczynski - 7,500 and Mr. Yellen - 5,000, all directors and executive officers as a group (7 persons) - 172,500.

(3) For purposes of computing the percentages, the number of Shares outstanding includes Shares purchasable by such individual or entity within 60 days upon exercise of outstanding stock options.

(4) Based solely upon information contained in a Schedule 13G provided to the Company, FMR Corporation had sole voting power with respect to 4,500 Shares and sole dispositive power with respect to 2,469,019 Shares. The number of shares includes 17,419 Shares of which FMR Corporation has the right to acquire within 60 days upon exercise of conversion rights.

(5) Based solely upon information contained in a Schedule 13G provided to the Company, the TCW Group, Inc. had sole voting and sole dispositive power with respect to 1,734,659 Shares. The number of shares represent the Shares The TCW Group, Inc. has the right to acquire within 60 days upon exercise of conversion rights.

(6) Based solely upon information contained in a Schedule 13G provided to the Company, Waddell & Reed, Inc. had sole voting and sole dispositive power with respect to 1,509,437 Shares. The number of shares includes 776,637 Shares of which Waddell & Reed, Inc. has the right to acquire within 60 days upon exercise of conversion rights.

(7)  Includes 900 Shares held by spouse in an individual retirement account.

(8) Includes 2,000 Shares owned jointly with spouse and 1,290 Shares held by spouse.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid to the Company's Chief Executive Officer and to the other two most highly compensated executive officers of the Company for the fiscal years ended December 31, 1996, 1995 and 1994 (the "Named Executive Officers"). No other individuals served as executive officers during 1996.

                                     ANNUAL COMPENSATION                             LONG TERM COMPENSATION
                                --------------------------------        ------------------------------------------------
                                                                                          SECURITIES
                                                                           RESTRICTED     UNDERLYING           ALL OTHER
NAME &                                                                    STOCK AWARDS     OPTIONS           COMPENSATION
PRINCIPAL POSITION              YEAR        SALARY ($) BONUS ($)            ($)(1)         (2) (#)               ($)
-------------------------------------------------------------------------------------------------------------------------
Andre C. Dimitriadis            1996    $400,000    $800,000          $710,875                 0             $ 62,400(3)
Chairman & Chief                1995     300,000     330,000                 0                 0             $ 52,374(3)
Executive Officer               1994     300,000     300,000                 0            45,000                    0

William McBride III             1996     265,000     600,000           423,500                 0             $ 28,200(3)
President  &                    1995     200,000     220,000                 0                 0             $ 21,643(3)
Chief Operating Officer         1994     200,000     200,000                 0            30,000                    0

James J. Pieczynski             1996     165,000     200,000           287,375                 0             $ 17,700(3)
Senior Vice President &         1995     150,000     110,000                 0                 0             $  1,196(3)
Chief Financial Officer         1994     100,000     100,000                 0            22,500             $ 49,808(4)

---------------------
(1) Restricted stock awards are valued in the table above at their fair market value based on the per share closing price of the Company's common shares on the New York Stock Exchange on the date of grant. Restricted stock holdings as of December 31, 1996 and their fair market value based on the per share closing price of $18.50 on December 31, 1996 were as follows:

                                       NUMBER OF                      VALUE ON
NAME                                  RESTRICTED SHARES             DECEMBER 31, 1996
----                                  -----------------             -----------------
Andre C. Dimitriadis                      47,000                        $869,500
William McBride III                       28,000                         518,000
James J. Pieczynski                       19,000                         351,500

     Dividends are payable on the restricted shares to the extent and on the same date as dividends are paid on Company common shares. Shares of restricted stock vest in equal installments over five years beginning on the second anniversary of the date of grant.

(2) There were no grants of stock options to executive officers during the fiscal year ended December 31, 1996.

(3) Such amounts represent the Company's contribution to the Named Executive Officer's deferred compensation plan account.

(4) As part of an agreement reached in 1994 with respect to Mr. Pieczynski's relocation, the Company purchased Mr. Pieczynski's residence for $390,000. The Company subsequently sold the residence to a third party for $380,000 and incurred selling costs of approximately $25,000. The Company has no further obligation with respect to such agreement. In addition, the Company paid Mr. Pieczynski's actual relocation costs of $14,808.

The following table provides information related to the exercise of stock options during fiscal year 1996 by each of the named executive officers and the value of unexercised stock options held as of December 31, 1996. During 1996, no options were granted to any of the Named Executive Officers.

             AGGREGATED OPTION EXERCISES IN 1996 AND OPTION VALUES

                              AT DECEMBER 31, 1996

                                                           NUMBER OF SECURITIES UNDERLYING
                             SHARES                           UNEXERCISED OPTIONS AT            VALUE OF UNEXERCISED IN-THE-
                          ACQUIRED ON         VALUE            DECEMBER 31, 1996 (#)            MONEY OPTIONS AT FY-END($)(1)
        NAME               EXERCISE  (#)    REALIZED ($)    EXERCISABLE     UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------------------
Andre C. Dimitriadis             -              -            118,500            215,000         $748,125         $1,797,500
William McBride III              -              -             78,500            110,000          495,625            915,000
James J. Pieczynski              -              -             39,000             23,500          228,750            139,375
------------------

(1) Market value of the underlying securities at year-end less the exercise price.

EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     Mr. Dimitriadis and the Company have entered into an employment contract providing for his services as Chairman and Chief Executive Officer of the Company. The contract is for a three-year period commencing July 1, 1992; provided, however, that the term of the agreement will be automatically extended until the date (if any) which is the third anniversary of either the Company's or Mr. Dimitriadis' notice to the other that it or he wishes to terminate the contract. Notwithstanding such "evergreen" provisions of the contract, the contract will immediately terminate if Mr. Dimitriadis voluntarily leaves the employment of the Company. Mr. Dimitriadis is currently being paid compensation at the annual rate of $400,000.

     Mr. McBride and the Company have entered into an employment contract providing for his services as President and Chief Operating Officer. The contract is for a three-year period commencing July 15, 1992; provided, however, that the term of the agreement will be automatically extended until the date (if any) which is the third anniversary of either the Company's or Mr. McBride's notice to the other that it or he wishes to terminate the contract. Notwithstanding such "evergreen" provisions of the contract, the contract will immediately terminate if Mr. McBride voluntarily leaves the employment of the Company. Mr. McBride is currently being paid compensation at the annual rate of $265,000.

     The Bylaws of the Company provide for indemnification of the officers, directors, employees and agents of the Company pursuant to the Maryland General Corporation Law. The Maryland General Corporation Law permits the indemnification of any officer, director, employee or agent of the Company against expenses and liabilities in any action arising out of such person's activities on behalf of the Company, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company or in a manner he had no reasonable cause to believe was unlawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN TRANSACTIONS

     Messrs. Dimitriadis and McBride are members of the Board of Directors (Mr. McBride is Chairman) of Assisted Living Concepts, Inc. ("ALC"), a developer-owner, operator of assisted living facilities ("ALFs"). These two executive officers and Mr. Pieczynski owned approximately 5.5% of ALC's outstanding common stock as of April 1, 1997. During 1996, ALC sold 18 assisted living facilities with 674 units to the Company for $38,495,000 (which approximated ALC's construction costs) and leased such facilities back for annual rent of approximately $3,758,000 (subject to annual increases) pursuant to long-term noncancellable leases. In July 1996, in connection with the receipt of a commitment from the Company to provide up to $50,180,000 of sale leaseback financing, ALC repurchased four of such assisted living facilities from the Company for approximately $7,589,000 (which approximated the Company's cost). During December 1996 and the first quarter of 1997, ALC borrowed $42,900,000 from the Company. These loans are secured by mortgages on 19 assisted living facilities with 698 units, bear interest at 9.9% per annum and will be repaid out of the proceeds of sale-leaseback transactions with the Company. During 1996, ALC paid the Company rent and interest aggregating approximately $2,053,000.

     In March 1997, the Board of Directors adopted a loan program designed to encourage executives, key employees, consultants and directors to acquire Common Stock through the exercise of options. Under the program, the Company will make full recourse, secured loans to participants equal to the exercise price of vested options plus up to 50% of the taxable income resulting from the exercise of options. Such loans will bear interest at the then current Applicable Federal Rate (the minimum rate necessary to avoid "unstated interest" under Section 483 of the Internal Revenue Code) and be payable in installments over nine years. For the first five-years of such loans, interest and principal will be payable quarterly. The amount of principal due each quarter will be equal to 50% of the difference between the cash dividends received on the shares purchased and the quarterly interest that is due. In addition, 25% of any cash bonuses received by the borrower must be used to reduce the principal balance of any such loan. At the end of five years, such loans will convert to fully amortizing loans with 16 quarterly payments beginning in year six. The loans must be repaid within 90 days after termination of employment for any reason, other than in connection with a change in control of the Company. On April 1, 1997, the remaining loan amounts available and the loans outstanding under such program, which bear interest at 6.27% per annum and are secured by a pledge of the shares of Common Stock acquired on the exercise of options, were as follows:

                                  SHARES ACQUIRED ON      AMOUNT     REMAINING AMOUNT
     NAME                         EXERCISE OF OPTIONS    BORROWED       AVAILABLE
     ----                         -------------------    --------    ----------------
Andre C. Dimitriadis                    118,500            $1,646,323       $ 82,990
William McBride III                      78,500             1,090,582         54,981
James J. Pieczynski                      39,000               554,627         23,248
Neil M. Elliott                          37,500               413,250        112,125
Edmund C. King                           37,500               413,250        112,125
Wendy L. Simpson                          5,000                85,000              0
Sam Yellen                               37,500               413,250        112,125
All directors and executive
 officers as a group
 (seven persons)                        353,500             4,616,282        497,594

     In September 1996, the Company received a 9.9% interest in Carriage House Assisted Living, Inc. ("Carriage"), a privately-held corporation that develops, sells, leases and operates ALFs in Nebraska and Iowa. LTC received its 9.9% interest in Carriage in return for its commitment to provide construction financing for the first five facilities developed by Carriage in Nebraska, and LTC's further commitment to provide permanent financing on the first ten facilities developed by Carriage through the completion of sale/leaseback transactions. The sale/leaseback transactions will be consummated only when construction of each facility has been completed and a certificate of occupancy (or equivalent permit) has been issued. Both the construction loans and the sale/leaseback transactions with Carriage are subject to the Company's underwriting standards and other requirements. The construction loans made by LTC to Carriage are partially guaranteed (on a first dollar loss basis up to 25% of the principal amount of such loans) by Consulting, Management and Education, Inc. ("CME"), a privately held multi-state operator of long-term care facilities which provides a broad range of services in the long-term care industry. CME operates six of the Company's owned skilled nursing facilities. In addition, ALC, in return for an option to purchase all of the outstanding stock or assets of Carriage, has committed to LTC that, upon any uncured default under any one or more of Carriage's leases, ALC will assume all of Carriage's obligations and liabilities under the defaulted lease and take over operation of the related facility. Currently, two of the Company's executive officers and directors serve as directors of Carriage. In addition, three executive officers of the Company, two of whom are directors of the Company, own approximately 25.1% of Carriage. At December 31, 1996, the Company had entered into four construction loans with Carriage in the total combined maximum amount of $8,800,000 and had disbursed $3,275,000 in respect of those four loans. Amounts outstanding under such loans bear interest at the prime rate plus 2%. As of February 1, 1997, the Company had an outstanding commitment to provide one additional construction loan to

Carriage in the maximum amount of $2,200,000. All of LTC's commitments to provide permanent financing remain outstanding as of February 1, 1997. LTC expects that the first four sale/leaseback transactions will occur in the second quarter of 1997.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Option Committee is comprised of Messrs. Elliott, King and Yellen and Ms. Simpson, none of whom is or has been an officer or employee of the Company.

     Mr. Elliott is Chairman, President, Chief Executive Officer and a director of Horizon Healthcare Corporation ("Horizon"), an operator of long-term care facilities, and owns approximately 3.1% of the common stock of Horizon. As of December 1996, the Company leased three facilities to Horizon and received approximately $1,258,000 in rent from Horizon. In addition, the Company made three loans to Horizon originally totaling $12,650,000 secured by first lien mortgages against three of Horizon's facilities in Florida and Ohio. The loans, which have been included in the Company's securitization transactions, provide for increases in the interest rate based on participation in the incremental revenues of the facility securing the loan or based on defined fixed increases. At December 31, 1996, approximately $12,317,000 was outstanding under such loans, which had a weighted average interest rate of approximately 10.71%. During 1996, Horizon made interest payments of approximately $1,304,000 with respect to such loans. In addition, Horizon managed five of the Company's Florida facilities which were leased by the Company to others. As part of the management agreement, Horizon guarantees 20% of the rent payments to the Company with respect to such leases, which in 1996 aggregated approximately $2,308,000.

                    COMPENSATION AND OPTION COMMITTEE REPORT

     The Compensation and Option Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation and Option Committee (the "Committee") is comprised of Mr. Elliott, Chairman, Ms. Simpson and Messrs. King and Yellen. The Committee reviews and approves the compensation of the Company's executive officers and determines the general compensation policy for the Company. The Committee is also responsible for the administration of the Company's Restated 1992 Stock Option Plan and is authorized to determine the options to be granted under the plan and the terms and provisions of such options. The Company has three executive officers, one of whom is its Chief Executive Officer.

COMPENSATION PHILOSOPHY

     The Committee endeavors to ensure that the compensation programs for executive officers of the Company are effective in attracting and retaining key executives responsible for the success of the Company and are administered in appropriate fashion in the long-term interests of the Company and its stockholders. The Committee seeks to align total compensation for senior management with the overall performance of the Company as well as the individual performance of each executive officer. The Company's compensation package, which currently is comprised of base salary, bonuses, stock options and restricted stock, is intended to reinforce management's commitment to enhancing profitability and stockholder value.

     In determining the level and composition of compensation for the executive officers of the Company, the Committee considers various corporate performance measures, both in absolute terms and in relation to similar companies, and individual performance measures. Although the Committee considers funds from operations per share as an important measure of Company performance, the Committee does not apply any specific quantitative formula in making compensation decisions. The Committee also may evaluate the following factors in establishing executive compensation: (a) periodically, the comparative compensation surveys and other material concerning compensation levels and stock grants at similar companies; (b) historical compensation levels and stock awards at the Company; (c) overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent;
(d) financial performance of other real estate investment trusts and its peer group relative to market condition; and (e) from time to time, the Committee may seek the advice of an independent compensation consultant in assessing its overall compensation philosophy. The Committee assigns no specific weight to any of the factors discussed above in establishing executive compensation.

BASE SALARIES

     Base salaries are reviewed and adjusted by the Committee on an annual basis. The Committee seeks to ensure that the base salaries are established at levels considered appropriate in light of responsibilities and duties of the executive officers as well as at levels competitive to amounts paid to executive officers of its peer group. In determining an individual executive's actual base salary, the Committee also considers other factors, which may include the executive's past performance and contributions to the Company's success.

BONUSES

     Bonuses are awarded based on the overall performance of the Company and individual performance of each executive officer. The amounts awarded may vary from year to year and may be awarded to executive officers in other forms such as stock awards in lieu of cash payments.

STOCK OPTION PLAN

     The Company has adopted the Amended and Restated 1992 Stock Option Plan (the "Restated Plan") under which awards may be granted including stock options (incentive or non-qualified), stock appreciation rights, restricted stock, deferred stock and dividend equivalents. The Company reserved 1,400,000 shares of Common Stock for issuance thereunder. The Restated Plan is administered by the Compensation Committee which sets the terms and provisions of the awards granted under the Restated Plan. Incentive stock options, stock appreciation rights, restricted stock, deferred stock and dividend equivalents may only be awarded officers and other full-time employees of the Company to promote long-term performance of the Company and specifically, to retain and motivate senior management in achieving a sustained increase in shareholder value. Non-qualified options may be awarded to directors, officers, other employees, consultants and other key persons who provide services to the Company. Currently, the Restated Plan has no pre-set formula or criteria for determining the number of options that may be granted. The Committee reviews and evaluates the overall compensation package of the executive officers and determines the awards based on the overall performance of the Company and the individual performance of the executive officers.

1996 CASH COMPENSATION

     Base salaries for Messrs. Dimitriadis and McBride for 1996 were $400,000 and $265,000, respectively. In December 1996, the Board of Directors approved and paid discretionary bonuses to senior management for 1996 performance, reflecting an increase from the prior year amounts. The bonuses paid to each executive officer for 1996 was based upon what the Committee felt was appropriate relative to the significant growth of the Company's funds from operations per share as compared to 1995 and the quality, amount and type of investments completed during 1996. For the twelve months ending December 31, 1996, the total return (including the reinvestment of quarterly dividends) to stockholders was approximately 33%. Since inception, the Company achieved a total return (including the reinvestment of dividends) to stockholders of approximately 161%.

POLICY WITH RESPECT TO SECTION 162(M)

     The Compensation and Option Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the executive officers of the Company in light of the enactment of Section 162(m) of the Internal Revenue Code of 1986, as amended. The basic philosophy of the Committee is to strive to provide such executive officers with a compensation package which will balance the deductibility of such payments for the Company with the necessity to provide competitive compensation packages. Certain types of compensation payments and their deductibility depend upon the timing of the executive officer's vesting or exercise of previously granted rights and certain compensation arising from restricted stock awarded to and cash bonuses paid to executive officers does not meet the requirements of section 162(m). Moreover, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.



April 15, 1997                         Compensation and Option Committee
                                            Neal M. Elliott, Chairman
                                                  Edmund C. King
                                                Wendy L. Simpson
                                                   Sam Yellen

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Common Stock from August 25, 1992 to December 31, 1996, with the cumulative stockholder total return of (1) the Standard & Poor's 500 Stock Index and (2) the NAREIT All REIT Index ("NAREIT Index"). The comparison assumes $100 was invested on August 25, 1992 in the Company's Common Stock and in each of the foregoing indices and assumes the reinvestment of dividends. Prior to August 25, 1992, the Company's Common Stock was not publicly held.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                    AMONG LTC, S&P 500 INDEX AND NAREIT ALL

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period                          S&P
(Fiscal Year Covered)        LTC            500 INDEX    NAREIT ALL
-------------------          ---            ---------    -----------
Measurement Pt-  8/1992      $100           $100         $100
FYE   12/1992                $99.729        $106.3098    $106.048
FYE   12/1993                $140.6987      $116.93      $125.7169
FYE   12/1994                $156.8337      $118.4586    $126.7296
FYE   12/1995                $193.5983      $162.7971    $149.9326
FYE   12/1996                $258.6197      $200.2255    $203.5388


     The stock performance depicted in the above graph is not necessarily indicative of future performance. The Stock Performance Graph and Compensation and Option Committee Report shall not be deemed incorporated by reference into any filing by the Company under the Securities Act or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all directors, executive officers and persons who beneficially own more than 10% of the Company's common stock have complied with the reporting requirements of
Section 16(a).

                                   PROPOSAL 2
                                   ----------

         TECHNICAL AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION

                   AS REQUIRED BY THE NEW YORK STOCK EXCHANGE

GENERAL

     In order for the Company to maintain its status as a real estate investment trust (a "REIT") under the Internal Revenue Code, as amended (the "Code"), the Articles of Incorporation of the Company contain certain provisions restricting the ownership and acquisition of shares of the Company's capital stock. Under these provisions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the issued and outstanding shares of the Company's Common Stock or Preferred Stock (the "Ownership Limit"), subject to certain exceptions. If any stockholder purports to transfer his shares to another person and either the transfer would result in the Company failing to qualify as a REIT or such transfer would cause the transferee to exceed the Ownership Limit, the purported transfer will be null and void and the stockholder will be deemed not to have transferred his shares.

NEW YORK STOCK EXCHANGE POLICY

     The New York Stock Exchange (the "NYSE") has a policy prohibiting companies listed on the NYSE from taking action that would preclude the settlement of transactions on the NYSE and has recently required that all REITs whose Articles of Incorporation contain the ownership limitations described above adopt a technical amendment relating solely to the settlement of transactions on the NYSE. In connection with the Company's listing of additional Common Stock on the NYSE in January 1997, the Company agreed that, notwithstanding the provisions of the Articles of Incorporation, the Company will take no action that will preclude the settlement of any transaction entered through the facilities of the NYSE. In addition, the Company agreed, in connection therewith, to present to its stockholders at its 1997 annual meeting an amendment to the Company's Articles of Incorporation, as described below.

AMENDMENT TO ARTICLES OF INCORPORATION

     The amendment to the Articles of Incorporation attached hereto as Exhibit A (the "Amendment") provides that nothing in the Articles of Incorporation will preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The Board of Directors of the Company will still be authorized to take any actions it deems necessary or advisable to protect the Company and the interests of the stockholders in preserving the Company's status as a REIT, so long as such actions do not prohibit the settlement of any transactions entered through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The proposed amendment will not result in any change in the Company's business, operations, organization or corporate structure.

REQUIRED VOTE AND RECOMMENDATIONS

     The proposed amendment to the Articles of Incorporation set forth in Proposal 2 has been duly advised by the Board of Directors of the Company. The affirmative vote of two-thirds of all the votes entitled to be cast is required to adopt the proposed amendment to the Articles of Incorporation set forth in this Proposal 2. Abstentions and broker non-votes as to this Proposal 2 will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted as favorable votes with respect to Proposal 2 and therefore will have the same effect as votes against Proposal
2. Properly executed unrevoked proxies will be voted FOR Proposal 2 unless a vote against Proposal 2 or abstention is specifically indicated in the proxy.



   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE PROPOSED
     AMENDMENT TO THE ARTICLES OF INCORPORATION AS DESCRIBED IN PROPOSAL 2.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP audited the Company's financial statements for the period ended December 31, 1996 and have been the Company's auditors since the Company's organization in May 1992. The directors have selected the firm of Ernst & Young LLP as independent accountants for the Company for the fiscal year ending December 31, 1997. A representative of Ernst & Young LLP is expected to be present at the May 19, 1997 Annual Meeting and will have an opportunity to make a statement if he desires to do so, and such representative is expected to be available to respond to appropriate questions.

                DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

                         FOR NEXT YEAR'S ANNUAL MEETING

     The proxy rules adopted by the SEC provide that certain Stockholder proposals must be included in the proxy statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be received by the Company no later than December 16, 1997.

                                 OTHER MATTERS

     The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors and officers of the Company, without receiving any additional compensation, may solicit proxies personally, by telephone or telegraph. The Company will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of Shares and will reimburse them for their expenses in doing so. The Company has retained the services of Corporate Investor Communications, Inc. for a fee of $4,500 plus out-of-pocket expenses, to assist in the solicitation of proxies.

     The Company's Annual Report to Stockholders, including the Company's audited financial statements for the year ended December 31, 1996, is being mailed herewith to all stockholders of record. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 1996 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF THE COMPANY, AT 300 ESPLANADE DRIVE SUITE 1860, OXNARD, CA 93030.

     ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.



                                 By Order of the Board of Directors



                                 James J. Pieczynski
                                 Secretary


Oxnard, California
April 15, 1997

                                                                       EXHIBIT A
                                                                       ---------


     Article Ninth, Section 9.3 of the Articles of Incorporation for LTC Properties, Inc., is hereby amended according to the following:

          FIRST:  The addition of Section 9.3.12 to Article Ninth as follows:

     Section 9.3.12  NYSE.  Nothing in Section 9.3.8 or 9.3.10 or elsewhere in
                     ----
this Section 9.3 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange (the "NYSE"). However, the shares of stock that are the subject of such transactions, and the transferee of such shares of stock shall continue to be subject to Section 9.3 of the Articles of Incorporation after such settlement.

-----------------------------------------------------------------------------
          PROXY                                             PROXY

                             LTC PROPERTIES, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS--MAY 19, 1997

    THE UNDERSIGNED HEREBY APPOINTS ANDRE C. DIMITRIADIS AND WILLIAM MCBRIDE III, OR EITHER OF THEM, EACH WITH THE POWER OF SUBSTITUTION, AS PROXIES, AND HEREBY AUTHORIZES EACH OF THEM TO REPRESENT AND VOTE, AS DESIGNATED BELOW, THE SHARES HELD OF RECORD BY THE UNDERSIGNED AT THE ANNUAL MEETING OF STOCKHOLDERS OF LTC PROPERTIES, INC. TO BE HELD AT THE RESIDENCE INN BY MARRIOTT AT RIVER RIDGE, OXNARD, CALIFORNIA, ON MONDAY, MAY 19, 1997 AT 11:00 A.M. (PDT), OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, AS DESIGNATED BELOW, AND IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

 PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

-----------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             LTC PROPERTIES, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

1. ELECTION OF DIRECTORS--Nominees:       For   Withheld  For All
   Andre C. Dimitriadis, William          All     All     Except
   McBride III, Neal M. Elliott,          [_]     [_]      [_]
   Edmund C. King, Wendy L. Simpson
   and Sam Yellen.
                                                               -----------------
                                                               Nominee Exception

                          2. Approval of amendment to Articles of Incorporation.

                                          For    Against    Abstain
                                          [_]      [_]        [_]


                          In accordance with the judgments of the Proxies, upon any other matter that may properly come before the Annual Meeting of Stockholders or any adjournment thereof.


                          THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES AND MATTERS LISTED UNDER ITEM (1) AND
                          ITEM (2).


                          Dated: ______________________________________ , 1997


                          Signature(s)________________________________________


                          ____________________________________________________
                          IMPORTANT: PLEASE SIGN YOUR NAME EXACTLY AS IT
                          APPEARS HEREON. WHEN SIGNING AS AN ATTORNEY,
                          EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, ADD
                          SUCH TITLE TO YOUR SIGNATURE.
                          NOTE: IF YOU RECEIVE MORE THAN ONE PROXY CARD,
                          PLEASE DATE AND SIGN EACH CARD AND RETURN ALL PROXY CARDS IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------